EXHIBIT 10.2

December 16, 2011

Vivian Liu

President and Chief Executive Officer

Innovus Pharmaceuticals, Inc.

80 W. Sierra Madre Blvd., #392
Sierra Madre, CA 91024

Re: Private Placement of Securities

Dear Ms. Liu:

This letter confirms our agreement that Innovus Pharmaceuticals, Inc. (together with its affiliates and subsidiaries, the “Company”) has engaged Dawson James Securities, Inc. (“Dawson James” or the “Placement Agent”) to act as the Company’s exclusive Placement Agent on a commercially reasonable best efforts basis in connection with the proposed private placement (the “Offering”) of equity or equity-linked securities (the “Securities”) of the Company. The private placement Securities will consist of units that include shares of common stock and warrants to purchase shares of common stock (the “Units”). The gross proceeds of the Offering will be a minimum of five million dollars ($5,000,000) and a maximum of ten million dollars ($10,000,000) with a two million ($2,000,000) overallotment option to increase the Offering to a maximum of twelve million dollars ($12,000,000) at the discretion of the Placement Agent

Upon acceptance (indicated by your signature below), this letter agreement (the “Agreement”) will confirm the terms of the engagement between the Placement Agent and the Company.

1.	Appointment. Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering. As Placement Agent for the Offering, Dawson James will advise and assist the Company in identifying and assisting the Company in selling the Securities to, one or more accredited Investors (“Investors”). The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable efforts” in connection with the Offering and that this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities or introduce the Company to Investors. Dawson James will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent in its sole and absolute discretion.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 2 of 11

2.	Information.

a.	The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on publicly available information and on data, material and other information furnished to Placement Agent by the Company or the Company’s affiliates and agents. The Company will cooperate with Dawson James and furnish, and cause to be furnished, to Dawson James any and all information and data concerning the Company, its subsidiaries and the Offering that Dawson James deems appropriate, including, without limitation, the Company’s business plans, contracts, and due diligence materials and plans for raising capital that is reasonably requested by Dawson James (the “Information”), including a private placement memorandum in connection with the Offering (the “Private Placement Materials”). Any Information and Private Placement Materials forwarded to prospective Investors will be in a form acceptable to the Placement Agent and its counsel. The Company represents and warrants that at the time of any offers and sales of the Units all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

b.	It is further agreed that Dawson James will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of Dawson James’ obligations hereunder.

c.	Until the date that is one year from the date hereof, Dawson James will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by Dawson James independently of the Company and without breach of any of Dawson James’ agreements with the Company; (ii) Dawson James may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Dawson James, (ii) was known or became known by Dawson James prior to the Company’s disclosure thereof to Dawson James, (iii) becomes known to Dawson James from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by Dawson James or (vi) is required to be disclosed by Dawson James or its officers, directors, employees, agents, attorneys and its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law. If Dawson James or its officers, directors, employees, agents, attorneys or its other financial advisors is requested or required to disclose confidential information by a court, governmental body or by law, Dawson James will provide the Company with prompt notice thereof so the Company may seek a protective order or other appropriate remedy.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 3 of 11

d.	The Company recognizes that in order for Dawson James to perform properly its obligations in a professional manner, the Company will keep Dawson James informed of and, to the extent practicable, permit Dawson James to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Dawson James’ engagement. If at any time during the course of Dawson James’ engagement, the Company becomes aware of any material change in any of the information previously furnished to Dawson James, it will promptly advise Dawson James of the change.

3.	Compensation. As compensation for services rendered and to be rendered hereunder by the Placement Agent, the Company agrees to pay to the Placement Agent the following fees in consideration of such services in connection with the Offering.

a.	The Company shall pay to Dawson James a cash fee payable upon each closing of the transaction contemplated by this Agreement (“Closing”) equal to nine percent (9%) of the gross proceeds received by the Company (the “Placement Fee”).
b.	The Company shall also pay Dawson James a non-accountable expense allowance payable in cash upon each Closing, equal to three percent (3%) of the gross proceeds received by the Company from Investors at each Closing. Upon execution of the Agreement, the Company will pay a non-refundable cash deposit of $25,000, which will be applied to the monies due hereunder at the first closing.
c.	The Company shall deliver warrants to the Placement Agent or its designees (the “Agent Warrants”) to purchase a number of shares of common stock underlying each component of the Units equal to ten percent (10%) of the total number shares of common stock or common stock equivalents underlying the Units issued in the Offering and on similar terms as the Investor Units sold in the Offering. The Agent Warrants will also have cashless exercise provisions and piggy-back registration rights.
d.	The Company shall reimburse the Placement Agent for legal fees up to $50,000and other expenses incurred in connection with the Offering.
e.	The Company shall pay a cash fee equal to five percent (5%) of the gross proceeds received by the Company upon exercise of any and all warrants sold to Investors in connection with the Offering.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 4 of 11

4.	Right of First Refusal. From the date of the final Closing of the Offering, the Company grants Dawson James the right to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”) for a period of twelve (12) months from the date of the last Closing of the Offering. For these purposes, investment banking services shall include, without limitation, (i) acting as sole bookrunner and lead manager for any underwritten public offering of securities, including equity, equity-linked or senior, senior subordinated or junior debt securities; (ii) acting as exclusive placement agent or financial advisor in connection with any private offering of securities, including equity, equity linked or debt securities of the Company; and (iii) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. Dawson James shall notify the Company of its intention to exercise the Right of First Refusal within 15 business days following notice in writing by the Company. Any decision by Dawson James to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of Dawson James and its affiliates and shall be subject to general market conditions. If Dawson James declines to exercise the Right of First Refusal, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not materially more favorable to such other person or persons than the terms declined by Dawson James. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of DJSI’s engagement(s). The Company may terminate this right of first refusal if Mr. Joseph E. Balagot is no longer employed by Dawson James. The termination must be exercised in writing to Dawson James within ten days of of the date Mr. Balagot becomes no longer employed by Dawson James .

5.	Term of Engagement.

a.	This Agreement will remain in effect until May 31, 2012, after which either party shall have the right to terminate it on thirty (30) days prior written notice to the other. The date of termination of this Agreement is referred to herein from time to time as the “Termination Date”. The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”. If, within one year after the Termination Date, the Company completes any financing of equity or debt or other capital raising activity of the Company with any of the prospective investors who were first introduced to the Company in connection with the financing contemplated hereby by Dawson James, the Company will pay to Dawson James upon the closing of such financing the compensation set forth in Section 3(a), 3(b) and 3(c) as a “Source Fee”.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 5 of 11

b.	Furthermore, Sections 4, 5, 7, 8 and 11-15 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company’s obligation to reimburse Dawson James for its expenses incurred prior to such termination. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the final closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

6.	Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”). In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any Investor in the Offering shall be deemed also to be made to the Placement Agent for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

7.	Indemnification. The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

8.	Other Activities. The Company acknowledges that Dawson James has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Dawson James contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Dawson James or of any member, manager, officer, employee, agent or representative of Dawson James, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Dawson James to render services of any kind to any other corporation, firm, individual or association; provided that Dawson James and any of its member, manager, officer, employee, agent or representative shall not use the Information to the detriment of the Company. Dawson James may, but shall not be required to, present opportunities to the Company.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 6 of 11

9.	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of Florida. The Company and Dawson James each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Palm Beach County, Florida or in the United States District Court for the Southern District of Florida (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the Palm Beach County Florida Court and the United States District Court for the Southern District of Florida in any such suit, action or proceeding. Each of the Company and Dawson James further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the Palm Beach County Florida Court or in the United States District Court for the Southern District of Florida and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceedings. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceedings arising under this Agreement.

10.	Securities Law Compliance. The Company, at its own expense, will use its best efforts to obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions. The Company agrees to use an attorney acceptable to Dawson James to perform any Blue Sky filings.

11.	Representations and Warranties. The Company and Dawson James each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bounds.

12.	Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of Dawson James and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Dawson James has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Dawson James and the Company or their respective Boards of Directors. Dawson James shall not be considered to be the agent of the Company for purpose whatsoever and Dawson James is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 7 of 11

13.	Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

14.	Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

15.	Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 8 of 11

addresses or such other address as such party may advise the other in writing:

To the Company:	Vivian Liu
President and CEO
Innovus Pharmaceuticals, Inc.
80 W. Sierra Madre Blvd., #392
Sierra Madre, CA 91024

Telephone: (626) 355-6730

To Dawson James:	Joseph E. Balagot, Managing Partner – Head of Investment Banking
Dawson James Securities, Inc.
5201 Great America Parkway, Suite 320
Santa Clara, CA 95054
Telephone: (408) 524-2942

Don Shek, Chief Financial Officer
Dawson James Securities, Inc.
925 South Federal Highway, 6th Floor
Boca Raton, FL 33432
Telephone: (561) 208-2929

16.	Best Efforts Engagement for Capital Raising. It is expressly understood and acknowledged that Dawson James’ engagement for the Offering does not constitute any commitment, express or implied, on the part of Dawson James or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that the Offering will be conducted by Dawson James on a “best efforts” basis.

17.	Press Announcements. The Company agrees that Dawson James shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Dawson James shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 9 of 11

If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

Dawson James Securities, Inc.

By:	/s/ Joseph Balagot
Joseph E. Balagot
Managing Partner, Head of Investment Banking

By:	/s/ Thom Hands
Thom Hands
President

Agreed to and accepted

this 16th day of December, 2011;.

Innovus Pharmaceuticals, Inc.

By: /s/    Vivian Liu

Vivian Liu

President and CEO

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 10 of 11

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Dawson James Securities, Inc. (“Dawson James”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Dawson James’s acting for the Company, including, without limitation, any act or omission by Dawson James in connection with the transaction contemplated by the Engagement Letter Agreement between the Company and Dawson James to which these indemnification provisions are attached and form a part (the “Engagement Letter Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Engagement Letter Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Dawson James of its rights under the Engagement Letter Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence, willful misconduct, or bad faith of, or violations of law by, the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Dawson James by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Dawson James, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

Dawson James Securities Member FINRA/SIPC

Innovus Pharmaceuticals, Inc. December 16, 2011 Page 11 of 11

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, or any third-party claim of which an Indemnified Party becomes aware, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder (except to the extent the Company has suffered actual prejudice thereby). An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Dawson James, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Engagement Letter Agreement relates relative to the amount of fees paid to Dawson James in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Dawson James pursuant to the Engagement Letter Agreement.

Neither termination nor completion of the engagement of Dawson James referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect. The indemnification provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Dawson James Securities Member FINRA/SIPC